Exhibit 99.1
Press Release

Indiana American Water Granted New Rates by the Indiana Utility Regulatory Commission

Rate adjustment driven by $875 million in system upgrades; low-cost basic water service approved

GREENWOOD, Ind. (February 15, 2024) – The Indiana Utility Regulatory Commission (IURC) yesterday issued an order approving base rate adjustments on a statewide basis for Indiana American Water following a comprehensive 11-month review process.

The company’s rate adjustment request, which was filed on March 31, 2023, was driven primarily by approximately $875 million in water and wastewater investments since the last approved rate adjustment, to be made through April 2025, as well as increases in the cost of procuring chemicals, goods and services.

“By making prudent, ongoing investments to maintain and upgrade our water and wastewater systems, Indiana American Water is committed to providing safe, clean, reliable and affordable water service and fire protection capabilities,” said Indiana American Water President Matt Prine. “We are proud to continue to provide high-quality water that protects customers and the communities we serve.”

The order includes a $66.3 million adjustment to existing authorized operating water and wastewater revenues to address the increased investment and expenses. The increase will be implemented through a phased, three-step process through May 2025.

The increases for residential wastewater customers will vary depending on the community served. Final water and wastewater customer rates will be determined once revised tariffs have been completed and approved by the IURC later this month and will be available on the company’s website at https://www.amwater.com/inaw/customer-service-billing/your-water-rates.

Prior to the most recent rate adjustment, the company last filed for new rates through a general rate filing in September 2018.

Press Release

The IURC also approved a new rate design that provides 1,500 gallons of water usage at no additional cost above the fixed monthly customer charge for all water customers. The change will allow Indiana American Water to provide low-cost basic water service for customers on fixed incomes that use a lower volume of water than the typical residential customer. With this change, the cost for the typical residential water customer using 1,500 gallons will be approximately $20 per month.

Indiana American Water also offers payment plans, budget billing and provides information to customers about the Low-Income Household Water Assistance Plan (LIHWAP - end date for program is slated for March 31, 2024). More information can be found by clicking on the Low Income Program link under the Customer Service & Billing heading on the company’s website or by clicking here. For tips on how to reduce your water bill by conserving water, visit our Wise Water Use page at https://www.amwater.com/inaw/Water-Wastewater-Information/wise-water-use.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Indiana American Water
Indiana American Water, a subsidiary of American Water, is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 1.4 million people.

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AWK-IR

Media Contact:
Joe Loughmiller
317-885-2434
joe.loughmiller@amwater.com